UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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PRIMO WATER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APRIL 3, 2023

DEAR FELLOW SHAREOWNERS,

We encourage you to vote at the upcoming Annual and Special Meeting of Shareowners (the “Annual Meeting”) of Primo Water Corporation (the “Company” or “Primo Water”).

Enclosed you will find materials that describe the tremendous progress we have made as a company over the last year and the biographies of our candidates who are standing for election to the Board of Directors (the “Board”).

This year’s Annual Meeting will be held on May 3, 2023. You can vote by Internet or by mail using the instructions on the enclosed BLUE universal proxy card.

Overview of Primo Water and Our 2022 Performance

Primo Water is a leading supplier of high-quality drinking water that is sourced responsibly and delivered in a sustainable manner to millions of customers in 21 countries. Over the last five years, we have significantly transformed the business by changing our strategy and reducing our impact on the environment. We even changed our name.

Over the course of this fundamental strategic shift, we have sold or exited businesses and geographies that were economically or environmentally unattractive and have grown in scale and efficiency to better serve our customers and generate better returns for our shareowners.

Our transformation has not been without challenges. We embarked on our pure-play water solutions strategy just before the COVID-19 pandemic shut down many of our B2B and commercial customer locations where we delivered water. Prior to the pandemic, approximately half of our customers were businesses, and most of them closed for some period during 2020 and 2021; many of our commercial customers continue to have fewer workers on site today. We also exited the Russian market in response to the invasion of Ukraine and have had to quickly adjust to high inflation, fluctuating foreign currencies, tight labor markets, tariffs on water dispensers manufactured in China, global supply chain constraints, and other unpredictable business complexities.

Despite those challenges, our strategy is clearly working, and our team is executing well.

In 2022, the Company had double-digit top-line growth (on a foreign-exchange neutral basis) and we expanded our adjusted EBITDA margins. Our growth and margin improvements were the result of deliberate actions taken by our management team as part of our strategic plan. We implemented an enhanced predictive staffing model and optimized our delivery routes, purposefully increasing the levels of route density and units delivered per route per day. By focusing on profitable growth within our most promising markets, revenue and profit intentionally grew faster than customer counts and distribution points.

We also distributed $0.28 per share in dividends, our highest annual dividend ever, and bought back $24 million of our stock, all while reducing our net leverage from 3.8x to 3.4x. We anticipate increasing the dividend further in 2023 and have forecasted that we will opportunistically buy back up to an additional $76 million in stock during this year. The combination of growth in adjusted EBITDA and strong growth in free cash flow will further reduce our net leverage to below 3x by the end of 2023.

Over the last five years, we have expanded our Adjusted EBITDA margin from 13% to 19% while reducing our impact on the environment and becoming a carbon neutral enterprise across all our global operations. Our decision to exit the single-use retail bottled water category in North America, for example, impacted our near-term revenue but also eliminated approximately 400 million plastic bottles from our production ecosystem and avoided over 50,000 metric tons of CO2e associated with the production and transportation of these bottles. Our commitment to sourcing water responsibly and to increase route density also both reduced our environmental footprint and improved our long-term financial results.

Today, we have a more resilient business model than ever before – one that is well-positioned for strong and sustainable growth.

This Year’s Annual Meeting

At this year’s Annual Meeting, the Company is nominating ten candidates for election to the Board. Seven of our candidates joined the Board in the last five years and have been instrumental in helping with our business transformation.

Our candidates for the Board are experienced, dedicated and diverse. They have been founders, executives and board members at some of the largest and most respected beverage and route-based companies in the world, including PepsiCo, Coca-Cola Enterprises, Anheuser-Busch, Aramark and Blue Rhino. They also bring important functional expertise in areas that are integral to our business such as executive leadership, operations, finance, digital marketing, capital markets and human resources.

Despite the decisive actions we have taken to reposition the business for long-term success, one of our new shareowners, Legion Partners Holdings, LLC (“Legion”), has nominated two individuals to replace two of our Board members. Legion’s candidates include a manager of a small hedge fund who first purchased our stock about one month ago and a former PepsiCo executive who once reported to one of our current Board members.

Notwithstanding our best efforts to get to know these two candidates better, Legion has flatly refused to allow them to meet with us. The Legion candidates declined our invitations too. As a result, we are left not knowing what differentiated perspectives or ideas, if any, they could bring to the Board. These interviews are particularly important to us because Legion attempted to nominate two additional people to our Board, both of whom failed to disclose important and required information to the Company (one neglected to disclose that he was criminally tried for allegedly bribing a government official and the other did not disclose a pending case against her for fraud).

Legion’s motives remain unclear. Legion began buying our stock less than six months ago and currently owns approximately 1.5% of the Company’s total outstanding shares. Since then, Legion has sought very limited interaction with us and has never had meaningful conversations with our Board or management team. To our disappointment, Legion has refused to constructively engage with us and has provided no recommendations on how to improve Primo Water. As best we can tell, Legion is far more interested in grabbing headlines than engaging in substantive discussions about business improvement initiatives. If that changes, we welcome a conversation and any ideas Legion may have to support our success.

VOTE THE BLUE UNIVERSAL PROXY CARD TODAY

The Board of Primo Water recommends shareowners vote “FOR” all 10 nominees proposed by the Primo Water Board at the upcoming Annual Meeting.

Shareowners who have any questions or need assistance voting their shares may contact the Company’s proxy solicitor MacKenzie Partners at 1-800-322-2885 or proxy@mackenziepartners.com.

Thank you for your support and investment in Primo Water as we continue to create value on behalf of all stakeholders.

Sincerely,

THE PRIMO WATER CORPORATION BOARD OF DIRECTORS

Non-GAAP Measure
To supplement its reporting of financial measures determined in accordance with U.S. GAAP (Generally Accepted Accounting Principles), Primo Water utilizes certain non-GAAP financial measures, including and not limited to Adjusted EBITDA, Adjusted EBITDA margin, and net leverage to separate the impact of certain items from the underlying business. Because Primo Water uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Primo Water’s underlying business performance and the performance of its management. With respect to the Company’s expectations of its future performance, the Company’s reconciliation of net leverage as of December 31, 2023 is not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable effort. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo Water’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements
This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities laws conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. The forward-looking statements in this letter include but are not limited to statements regarding the effectiveness of the Company’s strategy and the ability of the Company’s leadership to execute on such strategy. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Factors that could cause actual results to differ materially from those described in this press release include, among others: risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the effect of economic, competitive, legal, governmental and technological factors on Primo Water’s business; and the impact of national, regional and global events on our business, including the COVID-19 outbreak. The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report in the Form 10-K and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not, except as expressly required by applicable law, undertake to update or revise any of these statements in light of new information or future events.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareowners in connection with the Annual Meeting. The Company filed its definitive proxy statement and a BLUE proxy card with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulators on March 31, 2023 in connection with the solicitation of proxies from the Company’s shareowners. SHAREOWNERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://primowatercorp.com/investors/ or through the SEC’s website at www.sec.gov, and are disclosed on The System for Electronic Disclosure by Insiders (SEDI) in Canada. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023. Shareowners will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC and Canadian securities regulators at no charge at the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Copies will also be available at no charge on the Company’s website at https://primowatercorp.com/investors/.

If you have questions or need assistance in voting your shares, please contact:

1407 Broadway, 27th Floor New York, New York 10018 (212) 929-5500 or Call Toll-Free (800) 322-2885 Email: proxy@mackenziepartners.com

PRESENTATION AND RECONCILIATION OF NON-GAAP MEASURES TO GAAP
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PRIMO WATER CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION

(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Year Ended
	2022	2021	2020	2019	2018
	(December 31, 2022)	(January 1, 2022)	(January 2, 2021)	(December 28, 2019)	(December 29, 2018)

Net income (loss)	$29.6	$(3.2)	$(156.8)	$(10.8)	$28.9
Interest expense, net	69.8	68.8	81.6	77.6	77.6
Income tax expense	19.7	9.5	4.3	4.5	(4.8)
Depreciation and amortization	242.8	219.1	202.1	168.6	194.6
EBITDA[2]	$361.9	$294.2	$131.2	$239.9	$296.3

Acquisition and integration costs (a)[1]	15.3	10.8	33.7	16.4	15.3
Share-based compensation costs (b)	17.2	17.5	22.1	9.9	18.4
COVID-19 costs (c)	(0.6)	2.4	20.8	—	—
Commodity hedging loss (gain), net (d)	—	—	—	—	0.3
Impairment charges (e)	29.1	—	115.2	—	—
Foreign exchange and other losses (gains), net (f)	15.1	8.7	1.5	0.9	(10.7)
Loss on disposal of property, plant and equipment, net (g)	8.5	9.3	10.6	7.6	9.4
Loss (gain) on extinguishment of long-term debt (h)	—	27.2	19.7	—	(7.1)
Gain on sale of business (i)	(0.8)	(3.8)	(0.6)	6.0	(6.0)
Gain on sale of property (j)	(38.8)	—	—	—	—
Other adjustments, net (k)	13.2	13.7	7.3	6.4	(3.9)
Adjusted EBITDA[2]	$420.1	$380.0	$361.5	$287.1	$312.0

Revenue, net	$2,215.1	$2,073.3	$1,953.5	$1,795.4	$2,372.9
Adjusted EBITDA margin %	19.0%	18.3%	18.5%	16.0%	13.1%

[1] Includes an increase of $1.8 million of share-based compensation costs for the year ended December 28, 2019 related to awards granted in connection with the acquisition of our Eden business and a reduction of $1.1 million of share-based compensation costs for the year ended December 29, 2018 related to awards granted in connection with the acquisition of our S&D and Eden businesses.

[2] The year ended January 2, 2021 include $3.9 million of benefit associated with the 53rd week.

	For the Year Ended
		2022	2021	2020	2019	2018
Location in Consolidated Statements of Operations		(December 31, 2022)	(January 1, 2022)	(January 2, 2021)	(December 28, 2019)	(December 29, 2018)
		(Unaudited)
(a) Acquisition and integration costs	Acquisition and integration expenses	$15.3	$10.8	$33.7	$16.4	$15.3
(b) Share-based compensation costs	Selling, general and administrative expenses	17.2	17.5	22.1	9.9	18.4
(c) COVID-19 costs	Selling, general and administrative expenses	(0.6)	2.4	20.8	—	—
(d) Commodity hedging loss (gain), net	Cost of Sales	—	—	—	—	0.3
(e) Impairment charges	Impairment charges	29.1	—	115.2	—	—
(f) Foreign exchange and other losses (gains), net	Other (income) expense, net	15.1	8.7	1.5	0.9	(10.7)
(g) Loss on disposal of property, plant and equipment, net	Loss on disposal of property, plant and equipment, net	8.5	9.3	10.6	7.6	9.4
(h) Loss (gain) on extinguishment of long-term debt	Other (income) expense, net	—	27.2	19.7	—	(7.1)
(i) (Gain) loss on sale of business	Other (income) expense, net	(0.8)	(3.8)	(0.6)	6.0	(6.0)
(j) Gain on sale of property	Gain on sale of property	(38.8)	—	—	—	—
(k) Other adjustments, net	Other (income) expense, net	(4.3)	(2.8)	(1.7)	(2.8)	(14.9)
	Selling, general and administrative expenses	17.5	15.7	8.6	9.4	8.8
	Cost of Sales	—	0.8	0.4	7.0	2.2
	Revenue, net	—	—	—	(7.2)	—

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PRIMO WATER CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - NET LEVERAGE RATIO

(in millions of U.S. dollars except financial ratios)
Unaudited
	For the Year Ended
	2022		2021
	(December 31, 2022)		(January 1, 2022)

Adjusted EBITDA	$420.1		$380.0
Total Debt (a)	$1,527.8		$1,577.8
Unrestricted Cash (b)	$118.0		$128.4
Net Leverage Ratio (c)	3.4	x	3.8	x

(a) Total debt as of December 31, 2022 of $1,513.6 million adjusted to exclude $14.2 million of unamortized debt costs. Total debt as of January 1, 2022 of $1,560.9 million adjusted to exclude $16.9 million of unamortized debt costs.

(b) Unrestricted cash defined as cash and cash equivalents as of December 31, 2022 of $122.6 million adjusted to exclude $4.6 million of restricted cash held in escrow.
(c) Net Leverage ratio defined as net debt (total debt, as adjusted, minus unrestricted cash) divided by Adjusted EBITDA